Exhibit 99.1

Montgomery County Public Schools approves the nation’s largest procurement of electric school buses with Highland Electric Transportation

Initial contract phase with Highland Electric Transportation to deploy 326 Thomas Built electric school buses powered by Proterra

MONTGOMERY COUNTY, Maryland, February 25, 2021 – The Montgomery County Public Schools (MCPS) Board of Education approved a contract on Tuesday evening with Highland Electric Transportation, a provider of turnkey electric fleet solutions, to convert its school bus fleet to all-electric, starting with 326 school buses over the next four years. This project represents the largest single procurement of electric school buses in North America.

Montgomery County Public Schools operates more than 200 schools and serves over 160,000 students county-wide. The MCPS Department of Transportation is one of the largest in the country, with an over 1,400 school bus fleet.

“I figured that at some point electric bus prices would fall enough to make it affordable, but this deal makes it affordable now” said Todd Watkins, Transportation Director for MCPS. Todd was recently named Transportation Director of the year by Student Transportation News, 2020.

“We are honored to partner with Montgomery County on this innovative program. We believe this project is a great example of the power of public-private partnerships as we seek to electrify school bus fleets across the country,” said Duncan McIntyre, CEO of Highland.

Under the agreement, Highland and its project partners, including Thomas Built Buses, Proterra, and Annapolis-based American Bus, will electrify all five of MCPS’ bus depots, supplying the electric school buses and charging infrastructure along with services including managed charging. Highland will purchase buses manufactured in North Carolina by Thomas Built Buses, which will be supplied and serviced by American Bus. Both companies have been long-time trusted suppliers and partners for the MCPS Department of Transportation. Designed, engineered, and manufactured in the United States by Thomas Built Buses, the all-electric Saf-T-Liner C2 Jouley school bus is powered by Proterra’s electric vehicle technology platform. The Jouley couples 226 kWh of total energy capacity with a Proterra Powered drivetrain to offer an industry-leading operating range of up to 135 miles on a single charge to meet the needs of school bus fleets.

The transition to electric school buses will deliver health and climate benefits for the community. Converting the school bus fleet will reduce carbon emissions by 25,000 tons per year while cutting diesel pollution harmful to human health, contributing to both Maryland and Montgomery County goals.

“Battery-electric technology is the future of student transportation, and this is just the beginning of a transition to zero-emissions school buses across the country,” said Caley Edgerly, president and CEO, Thomas Built Buses. “We applaud the Montgomery County Public School system for leading the way, and thank Highland Electric Transportation and Proterra for their partnership and collaboration.”

“Battery-electric school buses offer a safe, reliable mode of transportation that reduces noise and air pollution, protecting public health and the environment. That’s why innovative communities like Montgomery County, Maryland are driving the transition to clean, zero-emission pupil transportation for our students and schools. Together with Thomas Built Buses and Highland Electric Transportation, Proterra is proud to deliver the benefits of our electric vehicle technology to Montgomery County and support their historic commitment to electric school buses,” said Gareth Joyce, President of Proterra Powered and Energy.

The project was awarded an $817,000 grant from Maryland Energy Association (MEA), which helps offset the purchase cost of vehicles that is critical at this early stage of mass deployment. This is the type of project that the MEA Clean Fuels Incentive Program was intended to support, collaboration between the public and private sector to build a scalable fleet electrification market in the state.

In addition, the electric buses will lend their batteries to deliver stored electricity to the local electricity markets, interconnected through Pepco, which helps the community integrate renewable energy and support grid resiliency. Highland takes on the obligation of internalizing these values, which shift the cost of ownership for the electrified fleets, helping to deliver budget neutrality to MCPS.

“This is the first step toward meeting President Biden’s pledge to electrify all 500,000 school buses across the nation over the next decade,” said Nat Kreamer, CEO of Advanced Energy Economy, a national business group. “These school buses do double duty, providing pollution-free transportation for schoolchildren and grid services that benefit all electric customers, while also being available as mobile backup for communities affected by power outages.”

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About Highland Electric Transportation
Highland Electric Transportation provides turnkey solutions for school bus and other municipal and government fleet electrification. By bundling electric vehicles, charging equipment, financing, and services, Highland partners with customers to deliver scalable fleet electrification projects, within existing budgets. The company is based in Hamilton, MA www.highlandet.com

About Proterra

Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, visit: http://www.proterra.com and follow us on Twitter @Proterra_Inc.

About Thomas Built Buses
Founded in 1916, Thomas Built Buses is a leading manufacturer of school buses in North America. Since the first Thomas Built bus rolled off the assembly line, the company has been committed to delivering the smartest and most innovative buses in North America. Learn more at https://thomasbuiltbuses.com. Thomas Built Buses, Inc., headquartered in High Point, N.C., is a subsidiary of Daimler Trucks North America LLC, the largest heavy-duty truck manufacturer in North America and a leading manufacturer of class 4-8 vehicles. Daimler Trucks North America produces and markets commercial vehicles under the Freightliner, Western Star and Thomas Built Buses nameplates. Daimler Trucks North America is a Daimler company.

Contacts:

Highland Electric Transportation:

Duncan McIntyre

Chief Executive Officer

media@highlandet.com

Proterra:

Shane Levy

Proterra Corporate Communications

PR@proterra.com

Thomas Built Buses:

Mario DiFoggio

Marketing and Communications

mario.difoggio@daimler.com